EXHIBIT 12

                              SNAP-ON INCORPORATED
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In thousands, except ratios)

                                                                                                Twenty Six
                                               Year Ended December 31,                          Weeks Ended

                                                                                          July 2,       July 1,
                                  1994      1993        1992       1991        1990         1994          1995

    Income From Continuing      157,895    146,933    115,675      123,867     163,065       86,667        91,796
     Operations


    Add:

     Fixed Charges               10,806     11,198      5,969        5,357       7,176        6,052         5,077
                                -------    -------    -------      -------     -------       ------        ------

    Earnings, as Adjusted       168,701    158,131    121,644      129,224     170,241       92,719        96,873

    Fixed Charges:

     Interest Expense            10,806     11,198      5,969        5,250       6,762        6,052         5,077

     Interest Capitalized            --         --         --          107         414           --            --

                               --------   --------    -------       ------     -------      -------       -------

    Total Fixed Charges          10,806     11,198      5,969        5,357       7,176        6,052         5,077




    Ratio of Earnings to Fixed     15.6       14.1       20.4         24.1        23.7         15.3          19.1
    Charges
